EXHIBIT 10.11

AMENDED AND RESTATED
CHANGE OF CONTROL/SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL/SEVERANCE AGREEMENT (this “Agreement”) dated this 30th day of November, 2007 by and between CASCADE FINANCIAL CORPORATION and CASCADE BANK (hereinafter jointly referred to as “Cascade”) and Lars H. Johnson (“Executive”) amends and restates the Change of Control/Severance Agreement entered into between Cascade Bank and Lars H. Johnson on December 17, 2001.  Upon execution of this Agreement, the Change of Control/Severance Agreement entered into in 2001 shall be null and void and of no further force and effect.

WHEREAS, Executive is currently serving as EVP/Chief Financial Officer and has agreed to continue to serve in the employ of Cascade; and

WHEREAS, the Board of Directors of Cascade recognizes the substantial contribution Executive has made to Cascade and wishes to provide Executive with certain benefits for the period provided in this Agreement in the event of a change of control (as defined herein) of Cascade;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Change of Control” as used herein will be deemed to have occurred when there is a Change in the Ownership of Cascade or a Change in the Ownership of a Substantial Portion of the Assets of Cascade, as defined below:

(i) Change in the Ownership of Cascade. For the purposes of this Agreement, a Change in the Ownership of Cascade shall be deemed to occur when any one person, or more than one person acting as a group, acquires ownership of Cascade stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of Cascade.  A Change in Ownership of Cascade will not occur when any one person, or more than one person acting as a group, owning more than fifty percent (50%) of the total fair market value or total voting power of the stock of Cascade acquires additional stock. For the purposes of this section, an increase in the percentage of stock owned by any one person, or more than one person if acting as a group, as a result of a transaction in which Cascade acquires its stock in exchange for property will be treated as an acquisition of stock.

(ii) Change in the Ownership of a Substantial Portion of the Assets of Cascade. For the purposes of this Agreement, a Change in the Ownership of a Substantial Portion of the Assets of Cascade shall be deemed to occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Cascade that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Cascade immediately prior to such acquisition or acquisitions.  For the purposes of this section, “gross fair market” value means the value of the assets of Cascade or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  A Change in the Ownership of a Substantial Portion of the Assets of Cascade shall not be deemed to occur where the assets transferred by Cascade are transferred to: (1) a shareholder of Cascade (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Cascade; (3) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Cascade; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person or more than one persons acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Cascade.

(b) “Good Reason” as used in this Agreement means the occurrence, without Executive’s express written consent, of a material diminution of Executive’s duties, responsibilities or benefits, including (without limitation) any of the following circumstances:

(i) A requirement that Executive be based at any location not within forty (40) miles of Executive’s then existing job location, providing that such new location is not closer to Executive’s home;

(ii) A material demotion, or loss of title or loss of significant authority of Executive, excluding for this purpose, an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by Cascade immediately after notice thereof is given by Executive;

(iii) A reduction in Executive’s salary or a material adverse change in Executive’s perquisites, benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of Cascade; or

(iv) A successor bank or company fails or refuses to assume Cascade’s obligations under this Agreement, as required in Section 4(a) hereof.

(c) “Cause” as used in this Agreement means termination of the employment of Executive because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, insubordination, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement or any other agreement between Executive and Cascade. Executive shall not be entitled to any payment or benefit hereunder in the event a termination occurs by reason of a voluntary retirement, voluntary termination (other than for reasons specified in Section 1(b) hereof), disability or for Cause.

(d) “Change of Control Period” as used in this Agreement shall mean the period of time starting six (6) months prior to the date the Change of Control is effected and ending twenty-four (24) months following such Change of Control.

2. At-Will Employment.  Executive’s relationship with Cascade continues to be an at-will employment relationship.  Cascade or Executive shall have the right to terminate Executive’s employment with Cascade at any time with or without Cause and with or without notice.  Nothing in this Agreement shall confer upon Executive any right to continue in the employ of Cascade prior to or after a Change of Control of Cascade or shall in any way limit the rights of Cascade, except as expressly stated herein, to discharge Executive at any time prior to or after the date of a Change of Control of Cascade for any reason whatsoever with or without Cause.

3. Change of Control/Severance Benefits.

(a) If during the Change of Control Period Cascade shall terminate Executive’s employment other than for Cause, or Executive shall terminate employment with Cascade for Good Reason, Cascade shall: (i) pay Executive (or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be), as severance pay, a sum equal to two (2) times the salary and bonus paid by Cascade to Executive during the twelve (12) month period ending on the last day of the month preceding the effective date of a Change of Control (excluding any gains resulting from exercise of stock options or vesting of restricted stock awards or other similar forms of stock compensation); (ii) cause to be continued for twenty-four (24) months after the effective date of a Change of Control, life, medical, dental, and disability coverage substantially identical to the coverage maintained by Cascade for Executive prior to the effective date of a Change of Control, except to the extent such coverage may be changed in its application to all Cascade employees on a nondiscriminatory basis; and (iii) accelerate any unvested stock-based compensation so any such stock-based compensation shall be 100% vested and immediately exercisable in full as of the date of such termination.  Payments due under (i) above shall be paid to Executive in a lump sum no sooner than six (6) months after the date of Executive’s termination.

(b) Notwithstanding the provisions of Section 1(a) above, if a payment to Executive who is a “disqualified individual” shall be in an amount which includes an “excess parachute payment,” the payment hereunder to Executive shall be reduced to the maximum amount which does not include an “excess parachute payment.”  The terms “disqualified individual” and “excess parachute payment” shall have the meaning defined in Section 280G of the Internal Revenue Code of 1986, as amended.

(c) Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 1(a) of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 1(a) of this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer.  This Agreement shall not be construed as a contract of employment or as providing Executive any right to be retained in the employ of Cascade or any affiliate thereof.

(d) Prior to Executive’s gaining the right to receive, and in exchange for, the severance compensation, benefits and option acceleration provided in Section 3(a), above, to which Executive would not otherwise be entitled, Executive shall first enter into and execute a release substantially in the form attached hereto as Exhibit A (the “Release”) upon Executive’s termination of employment.  Unless the Release is executed by Executive and delivered to Cascade within twenty-one (21) days after the termination of Executive’s employment with Cascade, Executive shall not receive any severance benefits provided under this Agreement, acceleration, if any, of Executive’s equity grants/benefits as provided in this Agreement shall not apply and Executive’s equity grants/benefits in such event may be exercised following the date of Executive’s termination only to the extent provided under their originals terms in accordance with the applicable equity plans and agreements.

4. Assignment.

(a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that Cascade shall require any successor or assignee of (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of Cascade, to expressly assume and agree to perform Cascade’s obligations under this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of Executive and Cascade, and their respective successors and assigns.

5. Required Regulatory Provisions.  Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

6. Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon personal delivery (including personal delivery by facsimile transmission) or the third day after mailing by first class mail, to Cascade at its primary office location and to Executive at their address as listed on Cascade’s payroll (which address may be changed by written notice).

7. Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

8. Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

9. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity of the other provisions hereof.

10. Governing Law.  This Agreement shall be governed by the laws of the State of Washington.

11. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators in a location selected by Executive within 50 miles of the location of Cascade, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

12. Reimbursement of Fees.  All reasonable legal fees and expenses paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by Cascade if Executive is successful on the merits pursuant to an arbitration award or legal judgment.

13. Compliance with Internal Revenue Code Section 409A. Where required, the provisions of this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code. Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted and administered in accordance with the requirements of Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

CASCADE FINANCIAL CORPORATION CASCADE BANK		EXECUTIVE
By: Its: Address:	/s/ Carol K. Nelson Carol K. Nelson President and CEO 2828 Colby Avenue Everett, WA 98201	By: Its: Address:	/s/ Lars H. Johnson Lars H. Johnson EVP, Chief Financial Officer 2828 Colby Avenue Everett, WA 98201